Exhibit 23.1
Consent of Independent Certified Public Accountants

We have issued our report dated September 14, 2012 (except as to note B, which is as of August 13, 2013), with respect to the consolidated financial statements of Phoenix International Freight Services, Ltd. (an Illinois corporation) and Subsidiaries included in the C. H. Robinson Worldwide, Inc. Form 8-K/A.  We hereby consent to the incorporation by reference of said report in the Registration Statements of C. H. Robinson Worldwide, Inc. on Forms S-8 (File No. 333-41027, effective November 25, 1997, 333-41899, effective December 10, 1997, 333-53047, effective May 19, 1998, 333-47080, effective September 29, 2000, 333-67718, effective August 16, 2001, 333-110396, effective November 12, 2003 and 333-155166, effective November 6, 2008).
/s/ GRANT THORNTON LLP

Chicago, Illinois
September 13, 2013